PRESS RELEASE

FOR IMMEDIATE RELEASE:                     CONTACT:

Titanium Metals Corporation                    John A. St. Wrba
5430 LBJ Freeway, Suite 1700                   Vice President and Treasurer
Dallas, Texas 75240                            (972) 233-1700

                    TIMET REPORTS SECOND QUARTER 2006 RESULTS

     DALLAS, TEXAS . . . July 24, 2006 . . . Titanium Metals Corporation ("TIMET" or the "Company") (NYSE: TIE) reported operating income of $93.6 million for the quarter ended June 30, 2006 compared to operating income of $36.9 million for the quarter ended June 30, 2005, an increase of 154%. The increase in operating income results primarily from increases in average selling prices and sales volume, partially offset by increases in raw material and energy costs. The Company also reported net income attributable to common stockholders of $54.3 million, or $0.31 per diluted share, for the quarter ended June 30, 2006, compared to net income attributable to common stockholders of $33.6 million, or $0.20 per diluted share, for the quarter ended June 30, 2005. The per share amounts have been adjusted to reflect all stock splits completed to date.

     The Company's net sales increased 64% to $300.9 million during the second quarter of 2006 compared to net sales of $183.7 million during the year-ago period, due to increases in average selling price, sales volumes and favorable product mix. Mill product average selling prices increased 40% and melted product average selling prices increased 118% during the second quarter of 2006 as compared to the year-ago period. Mill product sales volume increased 12% while melted product sales volume increased 14% during the second quarter of 2006 as compared to the year-ago period.

     The Company's results in quarter ended June 30, 2005 include a $13.9 million pre-tax non-operating gain ($9.6 million, or $0.05 per diluted share, net of income taxes) related to the previously reported sale of certain property. In addition, the Company's results in the first six months of 2005 includes an aggregate $35.6 million, or $0.20 per diluted share ($5.7 million, or $0.03 per diluted share, in the second quarter) income tax benefit related to the reversal of the Company's deferred income tax asset valuation allowance in the U.S. and the U.K.

     Steven L. Watson, Vice Chairman and CEO, said, "TIMET achieved record sales levels during the second quarter of 2006, as we continue to experience increasing product demand and rising sales prices in all key market sectors. As a result, we anticipate our full year 2006 sales revenue to range between $1.1 billion and $1.2 billion and we expect full year operating income to be between $325 million and $350 million. We currently anticipate completion of our Henderson, Nevada VDP sponge capacity expansion project in the next six months and the expansion of our Morgantown, Pennsylvania electron beam cold hearth melt capacity in early 2008. We are also evaluating additional capacity expansion alternatives, which could provide a significant increase in existing production capabilities. With our strong balance sheet, liquidity and net debt of less than $35 million at June 30, 2006, we are well positioned to capitalize on the projected increase in demand in all key sectors."

     The financial information contained in this release is subject to future correction and revision and the filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 with the Securities and Exchange Commission ("SEC") and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q filed with the SEC.

     The statements contained in this release that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can generally be identified by the use of words such as "believes," "intends," "may," "will," "looks," "should," "could," "anticipates," "expects" or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurance that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in the Company's filings with the SEC which include, but are not limited to, the cyclicality of the commercial aerospace industry, the performance of aerospace manufacturers and the Company under their long-term agreements, the existence or renewal of certain long-term agreements, the difficulty in forecasting demand for titanium products, global economic and political conditions, global productive capacity for titanium, changes in product pricing and costs, the impact of long-term contracts with vendors on the ability of the Company to reduce or increase supply, the possibility of labor disruptions, fluctuations in currency exchange rates, fluctuations in the market price of marketable securities, control by certain stockholders and possible conflicts of interest, uncertainties associated with new product or new market development, the availability of raw materials and services, changes in raw material prices and other operating costs (including energy costs), possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts and other risks and uncertainties. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

     TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.

                                    o o o o o

                           TITANIUM METALS CORPORATION

                      CONDENSED CONSOLIDATED STATEMENTS OF
                  OPERATIONS (In millions, except per share and
                             product shipment data)
                                   (Unaudited)


                                                                  Three months ended                 Six months ended
                                                                       June 30,                          June 30,
                                                            -------------------------------    -----------------------------
                                                                 2006             2005             2006            2005
                                                            ----------------   ------------    -------------    ------------

Net sales                                                   $       300.9      $       183.7   $     587.8      $       339.0
Cost of sales                                                       194.6              135.8         373.2              262.2
                                                            ----------------   ------------    -------------     ------------

  Gross margin                                                      106.3               47.9         214.6               76.8

Selling, general, administrative and development expense             17.4               13.0          32.6               25.3
Other income (expense), net                                           4.7                2.0           6.7                4.8
                                                            ----------------   ------------    -------------     ------------

   Operating income                                                  93.6               36.9         188.7               56.3

Interest expense                                                      0.6                0.9           1.6                1.6
Other non-operating income (expense), net                            (1.7)              15.4          (1.4)              16.2
                                                            ----------------   ------------    -------------     ------------

   Income before income taxes and minority interest                  91.3               51.4         185.7               70.9

Income tax expense (benefit)                                         32.8               13.3          66.1              (9.5)
Minority interest in after tax earnings                               2.3                1.2           4.6                2.1
                                                            ----------------   ------------    -------------     ------------

   Net income                                                        56.2               36.9         115.0               78.3

Dividends on Series A Preferred Stock                                 1.9                3.3           3.9                6.6
                                                            ----------------   ------------    -------------     ------------

   Net income attributable to common stockholders           $        54.3      $        33.6   $     111.1      $        71.7
                                                            ================   ============    =============     ============

Earnings per share attributable to common stockholders:
  Basic                                                      $       0.36      $        0.26   $      0.75       $       0.56
  Diluted                                                    $       0.31      $        0.20   $      0.63       $       0.43

Weighted average shares outstanding:
  Basic                                                             152.1              127.9         149.0              127.7
  Diluted                                                           184.1              181.3         183.7              181.1

Melted product shipments:
  Volume (metric tons)                                              1,550              1,355         3,005              2,770
  Average selling price ($ per kilogram)                     $      38.25      $       17.55   $     35.40       $      16.55

Mill product shipments:
  Volume (metric tons)                                              3,750              3,340         7,425              6,440
  Average selling price ($ per kilogram)                     $      55.25      $       39.45    $    55.50       $      38.15